EXHIBIT 99.1

For Release:

7:00 a.m., Tuesday, April 20, 2004

Contact:

Richard Humphrey, 212-834-1201

rhumphrey@greenpoint.com

GreenPoint First Quarter Net $0.94 Per Share

New York, April 20 — GreenPoint Financial Corp. (NYSE: GPT) today announced net income from continuing operations of $0.94 per diluted share, or $113 million, compared to $0.98 for the first quarter of 2003 and $0.95 for the fourth quarter of 2003.

Highlights of the Quarter:

(continuing operations)

•	EPS: $0.94

•	ROE: 24%

•	ROA: 1.98%

•	Retail Core Deposits: $8.4 billion, 18% over the prior year quarter.

•	Net Interest Margin: 3.30% versus 3.19% in the fourth quarter.

•	Mortgage Production: $8.2 billion, compared to $8.7 billion last quarter.

•	Net charge-offs: $1.3 million, 0.05% annualized of average mortgage loans held for investment.

“We were able to post solid results for the first quarter based on our balanced business model,” said Thomas S. Johnson, Chairman and Chief Executive Officer of GreenPoint. “Retail banking achieved significant gains in consumer deposits and fees, based largely on continued strong sales of free checking and Incredible Interest Checking accounts. On the mortgage banking side, we saw strong performance as mortgage rates continued to provide the basis for a robust housing market.”

Retail Deposits

Core deposits continued to grow, increasing 18% to a record $8.4 billion from $7.2 billion in the first quarter a year ago and 5% over the fourth quarter.

Sixteen new branches have opened since September 2002. Core deposits in the new branches totaled $795 million at the end of the first quarter, up from $588 million at the end of December.

Business banking deposits throughout the network totaled $321 million, fifteen months after being rolled out to all branches, up from $272 million at the end of 2003.

GreenPoint created a broker dealer operation at the beginning of the year to capture a greater percentage of profit from the sale of mutual funds and annuities. This will result in the Company’s financial statements showing both greater revenue and greater expense, rather than the net revenue reported when the investment business was conducted through a third party.

Loan Originations/Sales

Mortgage originations were $8.2 billion, compared to $9.3 billion in the first quarter of 2003 and $8.7 billion in the fourth quarter. The decline of 6% in overall originations from the fourth quarter was comprised of a drop of 11% in Agency/Jumbo loans and a 2% decline in Specialty loans.

Reflecting sharply lower interest rates during much of the first quarter, applications received totaled $18.3 billion, 24% above the fourth quarter of 2003. This led to a period-end pipeline of $9.5 billion, up from $7 billion at the end of last year. Loans held for sale were $4.6 billion, down slightly from $4.8 billion at the end of the year.

Gain-on-sale income from secondary market sales and securitizations was $121 million, versus $124 million in the first quarter of 2003 and $110 million in the fourth quarter. The increase over the fourth quarter was caused by an increase in the average sale margin, partially offset by a decline in the volume of loans sold. The decline compared to the year ago period was the result of a lower volume of loans sold, partially offset by a higher average sale margin.

A total of $7.1 billion of loans was sold in the secondary market as whole loans. Loan sales in the prior quarter were $8.3 billion. Approximately $1.0 billion of loans were sold to the Bank’s held-for-investment portfolio. The average sale margin for all loans sold and securitized during the quarter was 169 basis points compared to 132 basis points in the fourth quarter. The average sale margin for specialty loans was 259 basis points, compared to 267 basis points in the fourth quarter. The average FICO score of all loans originated during the quarter was 715.

Asset Quality

Measures of asset quality for the on-balance sheet loan portfolio remained strong. The average FICO score of loans in the portfolio was 715, solidly in the “A” quality category. The average loan-to-value ratio in the held-for-investment portfolio was 63% of the original appraised value of the property. Non-performing mortgage loans held for investment as a percent of total mortgage loans held for investment was 1.44%, compared to 1.67% at the end of the first quarter a year ago and 1.60% at December 31.

Non-performing loans held-for-sale, delinquent loans in the mortgage warehouse that primarily have been acquired as repurchases under representation and warranty commitments, were $92 million at March 31, 2004, compared to $103 million at the end of 2003. GreenPoint maintains a valuation reserve through which the value of these loans is adjusted to estimated fair value.

Net Interest Income

Net interest income on a tax equivalent basis in the current quarter was $178 million, versus $170 million in the fourth quarter. The increase was entirely attributable to a higher net interest margin. The net interest margin increased to 3.30%, up 11 basis points over the margin of 3.19% in the fourth quarter. The improved net interest margin reflects the Company’s asset-sensitive balance sheet. Asset yields improved slightly, reflecting higher rates late in 2003. Less interest-sensitive core deposits continued to grow, displacing higher-cost certificates of deposit, which also repriced lower.

Non-Interest Income

Non-interest income in the first quarter was $144 million, compared to $133 million in the fourth quarter and $149 million in the year ago period. The increase versus the fourth quarter resulted primarily from a $10 million increase in the gain-on-sale of mortgage loans and a

$4 million increase in banking services fees and commissions. Approximately $3 million of the increase is attributable to inauguration of the broker/dealer, which reports gross fees on the sales of mutual funds and annuities. These increases were partially offset by a decline of $7 million in loan servicing income that resulted from a $10 million impairment of loan servicing rights.

Non-Interest Expense

Total non-interest expense was $135 million, compared to $118 million in the fourth quarter and $121 million in the first quarter of 2003. The quarter-to-quarter increase reflected the absence of $6 million of previously reported non-recurring expense reductions in the fourth quarter, $3 million of expenses in the broker/dealer that had previously been netted from banking fees, $2 million of ESOP expense associated with the higher stock price and $2 million of costs related to the pending acquisition of GreenPoint by North Fork Bancorporation. The remaining increase of $4 million resulted primarily from higher expenses associated with the sharp increase in mortgage application volume and additional promotional activities in the retail banking business.

Capital Management

During the first quarter of 2004, the Company repurchased approximately 540,000 shares of its common stock at an average price of $37.32. There are approximately 2.8 million shares remaining in the current repurchase authorization.

Pending Acquisition by North Fork

On February 16, the Company announced that GreenPoint would be acquired by North Fork Bancorporation. Regulatory applications have been filed and integration plans are under way. The transaction is expected to close by the end of the third quarter.

Discontinued Business

There was no net income or loss from the discontinued manufactured housing business during the quarter, reflecting performance that was consistent with projections.

Basis of Presentation

In conjunction with the previously announced decision to exit the manufactured housing business, current and comparative prior period income statements present the results of continuing operations and the discontinued business separately. The balance sheet is a consolidation of continuing operations and the discontinued business. All supporting tables are presented for continuing operations only, with the exception of the per share data and capital ratios included in Table 7, which are presented for the combined operations.

Live Broadcast of Investor Conference Call

GreenPoint will host an investor conference call and will broadcast the call live via the Internet. The call will take place at 10:30 a.m. (EDT) on April 20, and will be hosted by Jeffrey R. Leeds, GreenPoint’s Executive Vice President and Chief Financial Officer.

GreenPoint Financial Corp.

GreenPoint Financial Corp. (NYSE: GPT), www.greenpoint.com, a $24 billion asset bank holding company, is among the most profitable of the 50 largest banking companies in the country. GreenPoint has two primary businesses, a national mortgage business and a New York retail bank.

GreenPoint Mortgage, with originations of more than $38 billion in 2003, originates a wide variety of exclusively “A” quality loans, including agency qualifying loans and Jumbo A loans, and specializes in Alternative A (“Alt A”) mortgages. Alt A borrowers meet Fannie Mae and Freddie Mac standards for credit score, but want flexibility beyond agency guidelines for documentation requirements, property type, debt ratio or loan-to-value ratio, and are willing to pay a premium for that flexibility. GreenPoint’s Alt A loan charge-off experience is comparable to conventional Fannie Mae and Freddie Mac loans.

GreenPoint Bank, a New York State chartered savings bank, is the second largest thrift depository in the Greater New York area with $13 billion in deposits in 90 branches serving over 475,000 households.

On February 16, 2004, GreenPoint announced that it will be acquired by North Fork Bancorporation in an all stock transaction. The acquisition is subject to regulatory and shareholder approval.

This Release contains certain forward-looking statements, which are based on management’s current expectations. These forward-looking statements include information concerning possible or assumed future results of operations, trends, financial results and business plans, including those relating to earnings growth; revenue growth; origination volume in the Company’s mortgage business; interest and non-interest income levels; fees from product sales; credit performance on loans made by the Company; tangible capital generation; margins on sales or securitizations of loans; market share; expense levels; results from new business initiatives in both the retail banking and mortgage businesses; and other business operations and strategies. For these statements, GreenPoint claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 to the extent provided by applicable law. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to: prevailing economic conditions; changes in interest rates, loan demand, real estate values, and competition, which can materially affect origination levels, interest and non-interest income levels, gain on sale results in the Company’s mortgage business and other aspects of our financial performance; the level of defaults, losses and prepayments on loans made by the Company, whether held in portfolio, sold in the whole loan secondary markets or securitized, which can materially affect charge-off levels, required loan loss and representation and warranty reserve levels, and the Company’s periodic valuation of its retained interests from securitizations; changes in accounting principles, policies, and guidelines; adverse changes or conditions in capital or financial markets, which can adversely affect the ability of the Company to sell or securitize loan originations on a timely basis or at prices which are acceptable to the Company, as well as other aspects of our financial performance; actions by rating agencies and the effects of these actions on the Company’s businesses, operations and funding requirements; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues, whether of general applicability or specific to the Company and its subsidiaries; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services; and the risk factors or other uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors section included in the Annual Report on Form 10-K filed on March 10, 2004 on page 9. The forward-looking statements are made as of the date of this Release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

###

GreenPoint Financial Corp. and Subsidiaries

Table 1 – Consolidated Statements of Financial Condition

(Unaudited)

(In millions)	March 31, 2004	Dec. 31, 2003	March 31, 2003
Assets
Cash and due from banks	$296	$268	$274
Money market investments	64	67	33

Total cash and cash equivalents	360	335	307

Securities:
Securities available for sale	6,895	6,254	5,720
Retained interests in securitizations	52	49	78
Federal Home Loan Bank of New York stock	245	170	240
Securities held to maturity	6	6	3

Total securities	7,198	6,479	6,041

Loans receivable held for sale	4,601	4,764	5,042
Loans held for investment, net	10,112	9,885	9,607
Other interest-earning assets	146	142	140
Servicing assets	202	183	109
Goodwill	395	395	395
Other assets	829	802	758

Total assets	$23,843	$22,985	$22,399

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Core deposits	$8,424	$8,031	$7,154
Wholesale money market deposits	200	205	41
Term certificates of deposit	3,953	4,310	5,012

Total deposits	12,577	12,546	12,207

Borrowings:
Securities sold under agreements to repurchase	2,150	3,327	2,100
Other short term borrowings	1,100	1,062	740
Federal Home Loan Bank advances	4,300	2,800	4,200
Senior notes	362	353	—
Subordinated bank notes	150	150	150
Other long term debt	200	200	200

Total borrowings	8,262	7,892	7,390

Mortgagors’ escrow	68	55	76
Liability under recourse exposure	208	226	290
Other liabilities	780	427	533

Total liabilities	21,895	21,146	20,496

Stockholders’ equity:
Common stock	2	2	1
Additional paid-in capital (A)	874	857	824
Retained earnings	2,003	1,926	1,664
Accumulated other comprehensive income, net	—	(30)	15
Treasury stock, at cost	(931)	(916)	(601)

Total stockholders’ equity	1,948	1,839	1,903

Total liabilities and stockholders’ equity	$23,843	$22,985	$22,399

Note (A): Net of ESOP and stock plans unallocated/unearned shares.

GreenPoint Financial Corp. and Subsidiaries

Table 2 – Consolidated Statements of Operations

(Unaudited)

	Quarter Ended
(In millions, except per share amounts)	March 31, 2004	Dec. 31, 2003	March 31, 2003
Interest income	$285.7	$285.3	$298.3
Interest expense	111.0	117.4	123.5

Net interest income	174.7	167.9	174.8
Provision for loan losses	(1.3)	(2.1)	(0.3)

Net interest income after provision for loan losses	173.4	165.8	174.5

Non-interest income:
Fees, commissions and other income:
Loan servicing income	(5.9)	0.9	5.8
Banking services fees and commissions	22.4	18.4	14.5
Other	6.9	3.3	3.4

Total fees, commissions and other income	23.4	22.6	23.7
Net gain on sales of mortgage loans	120.7	110.3	124.3
Change in valuation of retained interests	(0.4)	(1.5)	(0.7)
Net gain on sales of securities	0.5	1.5	1.2

Total non-interest income	144.2	132.9	148.5

Non-interest expense:
Salaries and benefits	63.8	53.9	61.6
Employee Stock Ownership and stock plans expense	8.9	6.9	6.1
Net expense of premises and equipment	23.5	22.0	20.9
Advertising	5.2	4.5	4.4
Federal deposit insurance premiums	0.5	0.4	0.5
Other administrative expenses	32.6	29.6	27.1

Total general and administrative expenses	134.5	117.3	120.6
Other real estate owned operating expense, net	—	0.5	0.2

Total non-interest expense	134.5	117.8	120.8

Income from continuing operations before income taxes	183.1	180.9	202.2
Income taxes related to earnings from continuing operations	70.6	67.4	75.3

Net income from continuing operations	112.5	113.5	126.9

Discontinued operations:
Net income (loss) from disposal of discontinued business	0.1	(0.2)	0.3

Net income (loss) from discontinued operations	0.1	(0.2)	0.3

Net income	$112.6	$113.3	$127.2

Diluted earnings per share:
Net income from continuing operations	$0.94	$0.95	$0.98
Net income (loss) from discontinued operations	—	—	—

Net income	$0.94	$0.95	$0.98

Dividends declared per share	$0.30	$0.24	$0.21

GreenPoint Financial Corp. and Subsidiaries

Table 3 – Supplemental Performance Measurements – Tangible Earnings

– Continuing Operations

(Unaudited)

Tangible earnings is a non-GAAP measurement that is defined as net income from continuing operations excluding charges related to the Employee Stock Ownership Plan. The excluded expenses, unlike GreenPoint’s other expenses, does not reduce GreenPoint’s tangible capital, thereby enabling the Company to increase shareholder value through the growth of earning assets, increases in cash dividends and additional repurchases of the Company’s stock.

	Quarter Ended
(In millions, except per share amounts)	March 31, 2004	Dec. 31, 2003	March 31, 2003
Net income from continuing operations	$112.5	$113.5	$126.9
Add back:
Employee stock plans expense	8.9	6.9	6.1

Tangible earnings from continuing operations	$121.4	$120.4	$133.0

Diluted earnings per share from continuing operations	$0.94	$0.95	$0.98
Effect of employee stock plans expense	0.07	0.05	0.05

Tangible earnings per share (1)	$1.01	$1.00	$1.03

(1)	Based on the weighted average shares used to calculate diluted earnings per share.

GreenPoint Financial Corp. and Subsidiaries

Table 4 – Average Consolidated Balance Sheets, Interest and Rates – Continuing Operations

(Unaudited)

	Quarter Ended
	March 31, 2004				December 31, 2003
	Average Balance		Interest	Average Yield/Cost	Average Balance		Interest	Average Yield/Cost
	(Taxable-equivalent interest and rates, dollars in millions)
Assets:
Interest-earning assets:
Mortgage loans held for investment	$10,063		$155.4	6.18%	$9,571		$150.7	6.30%
Other loans	25		0.5	7.09	25		0.5	7.12
Loans held for sale	4,324		55.3	5.12	5,349		67.6	5.05
Securities	6,884		73.0	4.24	6,325		64.2	4.06
Other interest-earning assets	243		4.3	7.15	264		4.6	6.92

Total interest-earning assets	21,539		$288.5	5.36	21,534		$287.6	5.34
Non-interest earning assets	1,215				1,138

Total assets	$22,754				$22,672

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits:
Savings	$1,548		$2.1	0.54	$1,510		$2.2	0.58
Demand deposits and N.O.W.	3,092		9.5	1.24	2,837		9.1	1.28
Money market and variable rate savings	3,574		10.4	1.17	3,505		10.5	1.18

Total core deposits	8,214		22.0	1.08	7,852		21.8	1.10
Wholesale money market deposits	206		0.7	1.45	287		1.1	1.49
Term certificates of deposit	4,132		26.8	2.61	4,392		30.6	2.76

Total deposits	12,552		49.5	1.59	12,531		53.5	1.70
Borrowed funds	7,314		52.5	2.84	7,307		53.9	2.87
Senior notes	355		0.9	1.01	350		1.9	2.24
Subordinated bank notes	150		3.5	9.36	150		3.5	9.36
Other long term debt	200		4.6	9.16	200		4.6	9.16

Total interest-bearing liabilities	20,571		111.0	2.15	20,538		117.4	2.25
Other liabilities	305				323

Total liabilities	20,876				20,861
Stockholders’ equity	1,878				1,811

Total liabilities and stockholders’ equity	$22,754				$22,672

Net interest income / interest rate spread			$177.5	3.21%			$170.2	3.09%

Net interest-earning assets / net interest margin	$968			3.30%	$996			3.19%

Ratio of interest-earning assets to interest-bearing liabilities	1.05	x			1.05	x

GreenPoint Financial Corp. and Subsidiaries

Table 4 – Average Consolidated Balance Sheets, Interest and Rates – Continuing Operations

(Continued)

(Unaudited)

	Quarter Ended
	March 31, 2004				March 31, 2003
	Average Balance		Interest	Average Yield/Cost	Average Balance		Interest	Average Yield/Cost
	(Taxable-equivalent interest and rates, dollars in millions)
Assets:
Interest-earning assets:
Mortgage loans held for investment	$10,063		$155.4	6.18%	$9,749		$166.3	6.82%
Other loans	25		0.5	7.09	20		0.4	7.71
Loans held for sale	4,324		55.3	5.12	5,093		75.9	5.96
Securities	6,884		73.0	4.24	4,835		53.3	4.42
Other interest-earning assets	243		4.3	7.15	340		4.0	4.74

Total interest-earning assets	21,539		$288.5	5.36	20,037		$299.9	5.99
Non-interest earning assets	1,215				1,132

Total assets	$22,754				$21,169

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits:
Savings	$1,548		$2.1	0.54	$1,359		$3.0	0.90
Demand deposits and N.O.W.	3,092		9.5	1.24	2,016		7.7	1.54
Money market and variable rate savings	3,574		10.4	1.17	3,337		12.8	1.55

Total core deposits	8,214		22.0	1.08	6,712		23.5	1.42
Wholesale money market deposits	206		0.7	1.45	41		0.1	1.49
Term certificates of deposit	4,132		26.8	2.61	5,148		39.1	3.08

Total deposits	12,552		49.5	1.59	11,901		62.7	2.14
Borrowed funds	7,314		52.5	2.84	6,665		52.7	3.15
Senior notes	355		0.9	1.01	—		—	—
Subordinated bank notes	150		3.5	9.36	150		3.5	9.36
Other long term debt	200		4.6	9.16	200		4.6	9.16

Total interest-bearing liabilities	20,571		111.0	2.15	18,916		123.5	2.62
Other liabilities	305				339

Total liabilities	20,876				19,255
Stockholders’ equity	1,878				1,914

Total liabilities and stockholders’ equity	$22,754				$21,169

Net interest income / interest rate spread			$177.5	3.21%			$176.4	3.37%

Net interest-earning assets / net interest margin	$968			3.30%	$1,121			3.51%

Ratio of interest-earning assets to interest-bearing liabilities	1.05	x			1.06	x

GreenPoint Financial Corp. and Subsidiaries

Table 5 – Mortgage Loan Origination and Disposition – Continuing Operations

(Unaudited)

	Quarter Ended
(In millions)	March 31, 2004	Dec. 31, 2003	March 31, 2003
Comparative Mortgage Loan Volumes
Total applications received	$18,307	$14,756	$18,389

Total loans originated:
Specialty products (1)	$2,772	$2,842	$2,760
Home equity / Seconds	874	799	528
Agency / Jumbo	4,565	5,106	6,040

Total loans originated (2)	$8,211	$8,747	$9,328

(1)	Specialty products include: Alt A, No Doc and A minus programs.
(2)	Total loans originated include correspondent purchases for the held for investment portfolio which totaled $450 million, $843 million and $437 million for the quarters ended March 31, 2004, December 31, 2003 and March 31, 2003, respectively.

(In millions)	March 31, 2004	Dec. 31, 2003	March 31, 2003
Pipeline (3)	$9,488	$7,043	$8,997

Interest rate lock commitments (4)	$2,634	$1,506	$2,723

Loans held for sale	$4,601	$4,764	$5,042

(3)	The pipeline represents applications received but not yet funded.
(4)	Represent commitments to lend where the terms are guaranteed to the borrower for a specific period of time.

	Quarter Ended
(In millions)	March 31, 2004	Dec. 31, 2003	March 31, 2003
Mortgage Loans Sold and Average Margins (5)
Whole loan sales:
Specialty products	$2,694	$2,194	$2,821
Home Equity / Seconds	504	897	138
Agency / Jumbo	3,912	5,232	5,843

Total whole loan sales	$7,110	$8,323	$8,802

Gain on sale	$120.3	$109.9	$123.8

Margins on whole loan sales:
Specialty products	2.59%	2.67%	2.89%
Home Equity / Seconds	2.02%	1.91%	1.23%
Agency / Jumbo	1.04%	0.65%	0.69%

Average margin	1.69%	1.32%	1.41%

Securitizations (6):
Loans securitized	$18	$23	$34
Gain on sale	$0.4	$0.4	$0.5
Average margin	2.03%	1.28%	1.59%

(5)	Gain on sale and the gain on sale margins include the net impact of the valuation of mortgage loans held for sale and interest rate lock commitments, the impact of the valuation of derivatives utilized to manage the exposure to interest rate risk associated with mortgage loan commitments and mortgage loans held for sale, and the impact of adjustments related to reserves established for representation and warranties made in conjunction with the loan sale.
(6)	Includes draws from prior period Securitizations.

GreenPoint Financial Corp. and Subsidiaries

Table 6 – Credit Quality and Performance – Continuing Operations

(Unaudited)

(In millions)	March 31, 2004	Dec. 31, 2003	March 31, 2003
Non-performing Assets:
Non-accruing loans:
Loans held for investment	$146	$158	$161
Loans held for sale	92	103	94

Total non-accruing loans	238	261	255
Other real estate owned	25	24	21

Total non-performing assets	$263	$285	$276

Non-accruing loans held for investment to mortgage loans held for investment	1.44%	1.60%	1.67%

Non-accruing loans held for sale to mortgage loans held for sale	1.99%	2.15%	1.87%

Non-performing assets to total assets	1.10%	1.24%	1.23%

	Quarter Ended
(In millions)	March 31, 2004	Dec. 31, 2003	March 31, 2003
Loan Provision and Charge-offs:
Provision for loan losses	$1.3	$2.1	$0.3

Residential mortgage charge-offs	$(1.3)	$(2.1)	$(0.3)

Allowance for loan losses	$75	$75	$75

Allowance for loan losses as a percentage of mortgage loans held for investment	0.74%	0.75%	0.78%

GreenPoint Financial Corp. and Subsidiaries

Table 7 – Selected Financial Ratios and Other Data

(Unaudited)

	Quarter Ended
(In millions)	March 31, 2004		Dec. 31, 2003		March 31, 2003
Performance Ratios from Continuing Operations (Annualized):
Tangible earnings return on average assets (1)	2.13%		2.12%		2.51%
Tangible earnings return on average equity (1)	25.84%		26.57%		27.80%
Return on average assets	1.98%		2.00%		2.40%
Return on average equity	23.95%		25.07%		26.52%
Net interest margin	3.30%		3.19%		3.51%
Net interest spread	3.21%		3.09%		3.37%
General and administrative expense to average assets	2.36%		2.08%		2.28%
Net interest income to general and administrative expenses	1.30	x	1.43	x	1.45	x
Efficiency ratio (2)	42.2%		39.2%		37.3%
Average interest-earning assets to average interest-bearing liabilities	1.05	x	1.05	x	1.06	x

(1)	Excludes ESOP expense.
(2)	Total general and administrative expenses as a percentage of net interest income and non-interest income.

(In thousands, except per share amounts)	March 31, 2004	Dec. 31, 2003	March 31, 2003
Share Data:
Book value per common share	$16.24	$15.46	$15.00
Tangible book value per common share	$12.95	$12.14	$11.89

Period end diluted shares used to calculate per share data	119,941	118,885	126,879
Average shares used to calculate diluted earnings per share	119,856	119,897	129,327
Total shares outstanding (shares issued less treasury stock purchased)	131,722	131,897	140,541

	March 31, 2004	Dec. 31, 2003	March 31, 2003
Regulatory Capital Ratios (3):
Company (4):
Leverage capital	7.60%	7.28%	7.97%
Risk-based capital:
Tier 1	11.55%	11.26%	11.53%
Total	13.07%	12.81%	13.08%
Bank:
Leverage capital	8.34%	8.24%	8.03%
Risk-based capital:
Tier 1	12.71%	12.79%	11.61%
Total	14.24%	14.35%	13.17%
Other:
Tangible equity to tangible managed assets	5.91%	5.75%	5.87%
Tangible equity to managed receivables (5)	8.75%	8.25%	8.13%

(3)	Current period capital ratios are preliminary.
(4)	Includes Trust Preferred of $200 million classified as long term debt.
(5)	Managed receivables is calculated by adding on-balance sheet loans to off-balance sheet managed receivables.